PRESS RELEASE
For Immediate Distribution                 Contact: Intrepid Potash Inc.
William Kent
Phone: 303-296-3006

Intrepid Potash Inc. Announces 2012 Second Quarter Financial Results and Third Quarter Outlook

DENVER; August 1, 2012 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) announced 2012 second quarter financial results today. Intrepid earned quarterly net income of $19.0 million and earnings per diluted share of $0.25 from the sale of 184,000 tons of potash at an average net realized sales price1 of $465 per ton. Adjusted EBITDA2 for the quarter was $42.9 million. Additionally, capital investment deployed during the quarter was $62.2 million, with the Company on pace to invest $225 to $300 million in 2012.

“Our successful results in the quarter came with several important operational milestones in both New Mexico and Utah,” said Bob Jornayvaz, Intrepid's Executive Chairman of the Board. “Our West facility in Carlsbad, New Mexico, continues to perform well. During the quarter, we achieved three daily hoisting and processing records at this facility. Our Wendover, Utah, mine is running well, with strong recoveries and increased throughput. In Moab, Utah, the expansion of our underground cavern network is underway with the development of a new horizontal cavern system. This new multi-well horizontal cavern system will help grow our low-cost solar evaporation production from Moab. Construction at our HB Solar Solution mine and North compaction projects in Carlsbad, New Mexico, is on track. Simply put, we continue to move forward our investments in the business to deliver strong returns to our stockholders and provide a high quality product to our customers.

“We are closely monitoring the drought conditions in the various markets that we serve and the dramatic impact they are having on commodity prices. The drought is an important reminder to us of the value of serving diverse markets with a diverse product mix. Even in turbulent market conditions, we are able to deliver strong results based on our geographic advantage, our marketing flexibility, our production flexibility, and our strong customer relationships. We are confident that we will continue to deliver solid results for the remainder of

1 Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in the period.
2 Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

2012.”

Second Quarter 2012 Results:

•	Capital investment in the second quarter of 2012 totaled $62.2 million reflecting the increased construction activity for our HB Solar Solution mine and our North compaction project.

•	As of June 30, 2012, Intrepid had $185.9 million of cash, cash equivalents, and investments; no outstanding debt; and $250.0 million available under the company's unsecured revolving credit facility.

•
The average net realized sales price for potash was $465 per ton ($512 per metric tonne) in the second quarter of 2012, compared with $462 per ton ($509 per metric tonne) in the second quarter of 2011.

•	The average net realized sales price for Trio® was $322 per ton ($355 per metric tonne) in the second quarter of 2012, compared with $222 per ton ($245 per metric tonne) in the second quarter of 2011.

•	Potash sales were 184,000 tons in the second quarter of 2012, compared with 225,000 tons in the same period of 2011.

•	Potash production in the second quarter of 2012 was 170,000 tons compared with 209,000 tons in the same period a year ago.

•	Cash operating cost of goods sold, net of by-product credits[3], for potash was $178 per ton in the second quarter of 2012. This compares with $160 per ton in the second quarter of 2011.

•	Sales of langbeinite, which we market as Trio®, were 26,000 tons in the second quarter of 2012, compared with 39,000 tons in the same period a year ago.

•	Langbeinite production was 33,000 tons in the second quarter of 2012, compared with 44,000 tons in the same period a year ago.

•	Cash operating cost of goods sold for Trio® was $206 per ton in the second quarter of 2012. This compares with $160 per ton in the second quarter of 2011.

Market Conditions

Drought conditions have developed and increased in severity across large sections of the Midwestern United States. Persistent hot and dry weather has severely impacted conditions for all crops in these areas, but most specifically for corn. Based on these deteriorating conditions,

3 Cash operating cost of goods sold and cash operating cost of goods sold, net of by-product credits, are operating performance measures defined as total cost of goods sold excluding royalties, depreciation, depletion, and amortization (and, if applicable, excluding by-product credits).

the USDA cut its corn yield forecast at the beginning of July. Our customers are suggesting that there is more downside risk to the corn yield estimate and possibly for soybeans as well. However, there are also areas in the United States that are experiencing very good growing conditions, reflecting the variable weather impact in the different growing regions we serve. This spring has been proof positive that our ability to market our products is benefited greatly by the diversity of the regions and crops we serve.

Potash demand in the second quarter was higher than we had originally forecast. The better than forecast demand resulted from greater movement of product onto the field in some of the geographies we serve. We also actively pursued strategic market opportunities during the quarter as part of our ongoing marketing plan.

Demand for industrial and animal feed products has remained generally stable and the outlook for each of these markets remains solid. We believe we would have been able to sell more potash into the industrial sector during the second quarter of 2012 had we had greater product availability from our East facility.

As we expected, dealers did generally end the spring season with inventory levels at or near empty. In recent weeks, we have seen summer fill purchasing activity in certain regions progress at a good rate in anticipation of the fall season.

We believe the trend of stronger commodity prices into the fall provides a constructive scenario for farmer economics to remain solid heading into the fall application season. The drought conditions have the potential to pressure stocks-to-use ratios, therefore providing a solid backdrop for farmer economics into 2013 and reinforcing our expectation that farmers will apply near normal volumes of potash during the fall application season. While we are confident in the strength of potash demand in the back half of the year, the precise timing of purchases to meet fall application needs remains somewhat uncertain given the early spring planting, the anticipated early harvest season, and the impact of the ongoing drought.

    We are well positioned in the current market because of the diverse range of customers, geographies, and crops we serve. The location of our facilities together with the operational flexibility we have built into our production systems should allow us to maximize the available sales opportunities.

Capital Investment

In the second quarter of 2012, Intrepid invested approximately $62.2 million and made excellent progress on the initiation, continuation, and completion of a number of major capital projects. This pace of capital investment reflects our ability to execute on significant and complex capital projects.

During the quarter, we continued construction on the HB Solar Solution mine and commenced construction on the North compaction project, both in Carlsbad, New Mexico; we continued development of our new cavern system in Moab, Utah; and we have effectively completed the capital investment in the Langbeinite Recovery Improvement Project ("LRIP") in

Carlsbad, New Mexico, with project costs expected to be near the low end of the budgeted range of $85 to $90 million.

Our capital investment plans are on track for the full year, and we estimate that we will invest approximately $225 to $300 million in capital projects during 2012. A majority of these expenditures are planned for the second half of the year as we move further into the construction phases of the HB Solar Solution mine and North compaction projects, as discussed in more detail below. We expect our 2012 capital programs to be funded out of cash flow and to reduce our existing cash and investments.

HB Solar Solution Mine

We began construction on the HB Solar Solution mine in Carlsbad, New Mexico, in March of 2012 and we are continuing to make significant progress. Pond construction, brine injection and extraction well drilling, and water well drilling activities are moving forward on schedule. Based on the current timeline, we expect initial brine injection and extraction activities to begin late in the third quarter of 2012. Further, we expect to begin construction of the HB mill late in the third quarter of 2012. The total expected capital investment for the project is between $200 and $230 million. As of June 30, 2012, we had invested $60.5 million in total costs for this project. We expect first production from the HB Solar Solution mine to occur late in the fall of 2013 after the summer evaporation season, with ramp up of production expected in 2014, and production levels increasing into 2015, assuming the benefit of an average annual evaporation cycle applied to full evaporation ponds.

North Compaction Project

Construction of the North compaction project in Carlsbad, New Mexico, began in the second quarter of 2012. This project upgrades our granulation facility and increases its capacity to handle the anticipated production from the HB Solar Solution mine and the expansion of our West facility. Construction is progressing well, with the new plant foundation substantially complete and steel erection underway. Total capital investment for the project is expected to be approximately $95 to $100 million, of which approximately $17.3 million has been invested as of the end of the second quarter of 2012. The North compaction facility is expected to be operational in mid-2013.

We continue to execute on our strategy to increase granulation capacity for both potash and Trio®. This activity includes the completed Moab and Wendover compaction projects, the construction of the North compaction project referenced above, and the granulation plant associated with the LRIP. The additional granulation capacity from these projects will allow us to right-size our production of granular and standard products to enhance our sales opportunities and to capture the best margin for both potash and Trio®.

New Moab Cavern System

We continued to expand our underground potash solution mining cavern network at our Moab, Utah, facility during the quarter. Earlier in the year we completed additional horizontal

4 Adjusted net income is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

wells in the existing producing horizontal cavern system. We are adding to our capacity with the addition of a new multi-well horizontal cavern system. These projects are intended to increase our low-cost solar evaporation production from the Moab facility.

Business Development

As discussed above, we expect to see an increase in potash production from the HB Solar Solution mine, an increase in Trio® production from the LRIP, as well as increased production related to higher mining rates at our West mine. Given the current strength of our balance sheet, we have created a business development team that is developing opportunities that support our business plan, that are a good fit with our capabilities, and that grow our business.

Second Quarter Results and Recent Performance

Income before income taxes for the second quarter of 2012 was $31.3 million compared with $50.8 million in the second quarter of 2011. Adjusted net income4 for the second quarter of 2012 was $18.8 million compared with adjusted net income of $27.8 million in the same period last year. Cash flows from operating activities were $61.2 million for the second quarter of 2012 compared with $50.7 million for the second quarter of 2011.

Potash

During the second quarter of 2012, Intrepid produced 170,000 tons of potash and sold 184,000 tons of potash compared with 209,000 tons produced and 225,000 tons sold in the second quarter of 2011. During the quarter, as expected, we saw lower potash demand from our customers compared with the first quarter of 2012. We believe dealers sold product from their storage capacity and drew down their own inventory levels to meet farmer demand with a goal of ending the spring with empty potash bins.

Production results for the quarter include the benefit of three daily hoisting and processing records at our West mine in Carlsbad, New Mexico, and solid production from our Wendover, Utah, facility. Production rates for the second quarter of 2012 do not include production from our Moab, Utah, solar solution operation as the harvest was very strong in the first quarter of 2012, allowing us to begin the seasonal production shutdown in April 2012. In comparison, results in Moab for the second quarter of 2011 include two months of seasonal production time as the seasonal harvest occurred over a longer timeframe.

We continue to implement a long-term improvement plan and work through the production challenges at our East facility in Carlsbad, New Mexico. We expect this improvement plan to continue through 2012 and into early 2013. This plan is designed to increase potash and Trio® production levels, as well as provide more consistency to our potash and langbeinite production levels. Our production levels at our East facility during the second quarter of 2012 were sequentially higher than the first quarter of 2012. We expect to see some operating inefficiencies at our East facility as we work through this plan, which may impact production levels and cause variability in our cash costs of goods sold.

Our cash operating cost of goods sold for potash, net of by-product credits of $6 per ton, increased to $178 per ton in the second quarter of 2012 from $160 per ton, net of by-product credits of $6 per ton, in the second quarter of 2011. This increase was driven by higher inventory carrying values at our East mine during the second quarter of 2012, as reduced operating time and availability at the East facility resulted in fewer tons produced.

Langbeinite - Trio®

Demand for Trio® remained strong during the second quarter of 2012. With the commissioning of the LRIP substantially complete, we are realizing higher recovery levels through the Dense Media Separation ("DMS") component of the plant. However, our Trio® production was and continues to be limited due to certain operational challenges at our East facility's potash processing plant which have reduced the feedstock delivery to the DMS component of the LRIP. Although Trio® production steadily improved during the second quarter of 2012, we remain focused, through our East facility long-term improvement plan, on delivering more langbeinite feedstock through the East facility to the DMS component of the LRIP.

During the second quarter of 2012, we intentionally built a modest level of Trio® inventory to accommodate larger bulk export sales and manage shipments more effectively.

For the 26,000 tons of Trio® sold in the second quarter of 2012, we obtained an average net realized sales price of $322 per ton, which was $20 per ton higher than in the first quarter of 2012. This compares with 39,000 tons of Trio® sold at an average net realized sales price of $222 per ton in the prior year's second quarter. The sequential improvement in Trio® pricing was a result of strong market demand and our ability to achieve a higher average net realized sales price for tons of Trio® sold domestically coupled with a decrease in our percentage of export sales. The decrease in tons sold resulted from having fewer tons available for sale in 2012 compared with a year ago. Cash operating cost of goods sold decreased $15 per ton compared with the first quarter of 2012 with the improvements we saw in our East operations.

Our cash operating cost of goods sold for Trio® increased to $206 per ton in the second quarter of 2012 compared with $160 per ton in the second quarter of 2011. Higher cash costs were driven by decreased production in the second quarter of 2012 as we commissioned the LRIP, along with lower levels of langbeinite feedstock being delivered to the DMS component of the East facility.
Third Quarter and Full Year 2012 Outlook

Our outlook for the third quarter and full year 2012 is presented below. This information is our best estimate at the current time and will be impacted by market conditions, results of operations and production results. Please note that outlook information for capital investment is only provided on a full year basis.

4 Adjusted net income is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

	Three Months Ended	Year Ended
	September 30, 2012	December 31, 2012
Potash
Production (tons)	180,000 - 200,000	785,000 - 825,000
Sales (tons)	220,000 - 250,000	820,000 - 870,000
Cash COGS, net of by-product credit ($/ton)	$170 - $185	$175 - $190

Total COGS ($/ton)	$225 - $245	$230 - $250

Trio®
Production (tons)	35,000 - 45,000	130,000 - 165,000
Sales (tons)	30,000 - 40,000	130,000 - 165,000
Cash COGS ($/ton)	$170 - $185	$170 - $190

Total COGS ($/ton)	$240 - $260	$240 - $270

Other
Selling and Administrative	$7.5 - $9.5 million	$32 - $34 million

Capital Investment	—	$225 - $300 million

* * * * * * * * * * *

Intrepid routinely posts information about Intrepid on its website under the Investor Relations tab. Intrepid's website address is www.intrepidpotash.com.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many of our international competitors use, equals 1,000 kilograms or 2,204.68 pounds.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. We include reconciliations of these measures to the most directly comparable U.S. GAAP measures in the tables at the end of this release. Average net realized sales price, cash operating cost of goods sold, and cash operating cost of goods sold net of by-product credits are operating measures. We include definitions of these measures in the footnotes to this release.

Conference Call Information

The conference call to discuss second quarter 2012 results is scheduled for Thursday, August 2, 2012, at 8:00 a.m. MDT (10:00 a.m. EDT). The call participation number is (800) 319-4610. A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413. International participants can dial (412) 858-4600 to take part in the conference call and can access a replay of the call at (412) 317-0088. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. In addition, the press release announcing second quarter 2012 results will be available on the Intrepid website before the call under "Investor Relations - Press Releases." An audio recording of the conference call will be available at www.intrepidpotash.com through September 2, 2012.

* * * * * * * * * * *
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining or construction expertise

•
the costs of, and our ability to successfully construct, commission and execute, our strategic projects, including the development of our HB Solar Solution mine, the further development of our langbeinite recovery and granulation assets, and our North granulation plant

•	adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local government regulations, including environmental and mining regulations, the enforcement of those regulations, and government policy changes

•	our ability to obtain any necessary government permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines in U.S. or world agricultural production

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•	our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks and uncertainties described in our periodic filings with the U.S. Securities and Exchange Commission

All information in this document speaks as of August 1, 2012. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011

	Three Months Ended June 30,
	2012	2011
Production volume (in thousands of tons):
Potash	170	209
Langbeinite	33	44
Sales volume (in thousands of tons):
Potash	184	225
Trio®	26	39

Gross sales (in thousands):
Potash	$88,755	$108,504
Trio®	10,029	10,869
Total	98,784	119,373
Freight costs (in thousands):
Potash	3,291	4,486
Trio®	1,532	2,241
Total	4,823	6,727
Net sales (in thousands):
Potash	85,464	104,018
Trio®	8,497	8,628
Total	$93,961	$112,646

Potash statistics (per ton):
Average net realized sales price	$465	$462
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	178	160
Depreciation, depletion, and amortization	42	30
Royalties	17	16
Total potash cost of goods sold	$237	$206
Warehousing and handling costs	14	14
Average potash gross margin	$214	$242

Trio® statistics (per ton):
Average net realized sales price	$322	$222
Cash operating cost of goods sold (exclusive of items shown separately below)	206	160
Depreciation, depletion, and amortization	58	19
Royalties	16	11
Total Trio® cost of goods sold	$280	$190
Warehousing and handling costs	15	15
Average Trio® gross margin	$27	$17

•
On a per ton basis, by-product credits were $6 for both the second quarter of 2012, and 2011, respectively. By-product credits were $1.2 million and $1.3 million for the second quarter of 2012, and 2011, respectively.

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	Six Months Ended June 30,
	2012	2011
Production volume (in thousands of tons):
Potash	388	443
Langbeinite	63	75
Sales volume (in thousands of tons):
Potash	387	421
Trio®	55	91

Gross sales (in thousands):
Potash	$190,513	$199,855
Trio®	20,514	24,496
Total	211,027	224,351
Freight costs (in thousands):
Potash	8,086	9,369
Trio®	3,499	5,349
Total	11,585	14,718
Net sales (in thousands):
Potash	182,427	190,486
Trio®	17,015	19,147
Total	$199,442	$209,633

Potash statistics (per ton):
Average net realized sales price	$471	$453
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	187	163
Depreciation, depletion, and amortization	43	30
Royalties	17	16
Total potash cost of goods sold	$247	$209
Warehousing and handling costs	14	14
Average potash gross margin	$210	$230

Trio® statistics (per ton):
Average net realized sales price	$312	$212
Cash operating cost of goods sold (exclusive of items shown separately below)	208	160
Depreciation, depletion, and amortization	60	21
Royalties	16	11
Total Trio® cost of goods sold	$284	$192
Warehousing and handling costs	14	14
Average Trio® gross margin	$14	$6

•
On a per ton basis, by-product credits were $8 and $6 for the first six months of 2012, and 2011, respectively. By-product credits were $3.0 million and $2.5 million for the first six months of 2012, and 2011, respectively.

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Sales	$98,784	$119,373	$211,027	$224,351
Less:
Freight costs	4,823	6,727	11,585	14,718
Warehousing and handling costs	3,005	3,784	6,369	7,061
Cost of goods sold	51,064	53,719	111,645	105,710
Other	(3)	5	327	507
Gross Margin	39,895	55,138	81,101	96,355

Selling and administrative	8,710	8,986	16,967	15,857
Accretion of asset retirement obligation	181	191	362	382
Insurance settlement income from
property and business losses	—	—	—	(12,500)
Other expense (income)	85	(4,730)	57	(4,689)
Operating Income	30,919	50,691	63,715	97,305

Other Income (Expense)
Interest expense, including realized and
unrealized derivative gains and losses	(215)	(389)	(468)	(502)
Interest income	526	415	1,039	785
Other income	95	59	278	318
Income Before Income Taxes	31,325	50,776	64,564	97,906

Income Tax Expense	(12,312)	(20,068)	(24,925)	(38,919)
Net Income	$19,013	$30,708	$39,639	$58,987

Weighted Average Shares Outstanding:
Basic	75,279,074	75,184,306	75,253,230	75,157,871
Diluted	75,308,472	75,268,279	75,312,773	75,266,010
Earnings Per Share:
Basic	$0.25	$0.41	$0.53	$0.78
Diluted	$0.25	$0.41	$0.53	$0.78

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2012 AND DECEMBER 31, 2011
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$66,843	$73,372
Short-term investments	97,923	97,242
Accounts receivable:
Trade, net	31,948	29,304
Other receivables	9,091	6,898
Income tax receivable	1,715	4,493
Inventory, net	58,963	55,390
Prepaid expenses and other current assets	3,088	5,015
Current deferred tax asset	3,362	4,931
Total current assets	272,933	276,645

Property, plant, and equipment, net of accumulated depreciation
of $119,135 and $98,654, respectively	447,249	387,423
Mineral properties and development costs, net of accumulated
depletion of $10,351 and $9,773, respectively	44,571	33,482
Long-term parts inventory, net	7,393	9,559
Long-term investments	21,143	6,180
Other assets	3,763	3,949
Non-current deferred tax asset	195,718	215,632
Total Assets	$992,770	$932,870

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$29,024	$20,900
Related parties	359	134
Accrued liabilities	27,445	14,795
Accrued employee compensation and benefits	10,237	12,370
Other current liabilities	596	1,476
Total current liabilities	67,661	49,675

Asset retirement obligation	10,236	9,708
Other non-current liabilities	2,256	2,354
Total Liabilities	80,153	61,737

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized;
and 75,297,477 and 75,207,533 shares outstanding
at June 30, 2012, and December 31, 2011, respectively	75	75
Additional paid-in capital	566,053	564,285
Accumulated other comprehensive loss	(1,354)	(1,431)
Retained earnings	347,843	308,204
Total Stockholders' Equity	912,617	871,133
Total Liabilities and Stockholders' Equity	$992,770	$932,870

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$19,013	$30,708	$39,639	$58,987
Deferred income taxes	11,441	14,637	21,483	30,017
Insurance settlement income from property and business losses	—	—	—	(12,500)
Items not affecting cash:
Depreciation, depletion, amortization, and accretion	11,376	8,691	22,632	17,224
Stock-based compensation	1,386	1,560	2,705	2,672
Unrealized derivative gain	(273)	(224)	(497)	(545)
Other	1,022	(37)	1,985	455
Changes in operating assets and liabilities:
Trade accounts receivable	11,744	2,344	(2,643)	(11,951)
Other receivables	(1,175)	(5,559)	(2,193)	(6,013)
Income tax receivable	767	(7,138)	2,778	(4,119)
Inventory	(5,654)	(3,153)	(1,407)	(4,595)
Prepaid expenses and other assets	828	296	1,927	1,247
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	11,212	8,524	12,950	8,714
Other liabilities	(473)	12	(481)	(308)
Net cash provided by operating activities	61,214	50,661	98,878	79,285

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(43,360)	(35,213)	(75,769)	(63,816)
Additions to mineral properties and development costs	(5,338)	(178)	(11,406)	(720)
Insurance settlement proceeds from property and business losses	—	806	—	806
Purchases of investments	(34,907)	(30,160)	(65,634)	(52,459)
Proceeds from investments	29,615	16,593	48,337	32,371
Other	—	—	2	—
Net cash used in investing activities	(53,990)	(48,152)	(104,470)	(83,818)

Cash Flows from Financing Activities:
Employee tax withholding paid for restricted stock upon vesting	(322)	(589)	(746)	(1,076)
Excess income tax benefit from stock-based compensation	(166)	55	(191)	427
Proceeds from exercise of stock options	—	45	—	299
Net cash used in financing activities	(488)	(489)	(937)	(350)

Net Change in Cash and Cash Equivalents	6,736	2,020	(6,529)	(4,883)
Cash and Cash Equivalents, beginning of period	60,107	69,230	73,372	76,133
Cash and Cash Equivalents, end of period	$66,843	$71,250	$66,843	$71,250

Supplemental disclosure of cash flow information
Net cash paid during the period for:
Interest, including settlements on derivatives	$511	$450	$939	$759
Income taxes	$295	$12,512	$890	$12,605
Accrued purchases for property, plant, and equipment, and mineral properties and development costs	$23,165	$9,669	$23,165	$9,669

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011
(In thousands)

    Adjusted net income is a non-GAAP financial measure that is calculated as net income adjusted for significant non-cash and infrequent items. Examples of non-cash and infrequent items include insurance settlements from property and business losses, a portion of the income associated with the refundable employment-related credits from the State of New Mexico, non-cash unrealized gains or losses associated with derivative adjustments, costs associated with abnormal production and other infrequent items. Management believes adjusted net income provides useful additional information to investors for analysis of Intrepid's fundamental business on a recurring basis. In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP. Because adjusted net income excludes some but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies. The following is a reconciliation of adjusted net income to net income, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net Income	$19,013	$30,708	$39,639	$58,987
Adjustments
Insurance settlement income from property and
business losses	—	—	—	(12,500)
Income associated with New Mexico refundable
employment-related credit	—	(4,692)	—	(4,692)
Unrealized derivative gain	(273)	(224)	(497)	(545)
Other	(3)	5	327	507
Calculated tax effect *	107	1,955	66	6,858
Total adjustments	(169)	(2,956)	(104)	(10,372)
Adjusted Net Income	$18,844	$27,752	$39,535	$48,615

*Estimated annual effective tax rate of 38.6% for 2012 and 39.8% for 2011.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED EBITDA RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011
(In thousands)

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income adjusted for the add back of interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion. Management believes adjusted EBITDA assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We use adjusted EBITDA to evaluate the effectiveness of our business strategies. In addition, adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance or liquidity measures calculated in accordance with U.S. GAAP. Because adjusted EBITDA excludes some but not all items that affect net income and net cash provided by operating activities and may vary among companies, the adjusted EBITDA amounts presented may not be comparable to similarly titled measures of other companies. The following is a reconciliation of adjusted EBITDA to net income, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net Income	$19,013	$30,708	$39,639	$58,987
Interest expense, including realized and
unrealized derivative gains and losses	215	389	468	502
Income tax expense	12,312	20,068	24,925	38,919
Depreciation, depletion, amortization, and accretion	11,376	8,691	22,632	17,224
Total adjustments	23,903	29,148	48,025	56,645
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$42,916	$59,856	$87,664	$115,632